Exhibit 10.8

February 17, 2024

Paul Lytle

[***]

Re: Consulting Agreement

Dear Mr. Lytle:

You and Actuate Therapeutics, Inc. (the “Company”) have had discussions concerning your desire to render professional consulting services to the Company as described herein. The Company wants to engage your services, and you want to render them, subject to the terms and conditions of this letter agreement (this “Agreement”), which shall become effective upon the last date of signature of this Agreement by both parties (the “Effective Date”). For the purpose of this Agreement, you shall be referred to herein as “Consultant.”

Consultant’s Responsibilities. Consultant agrees to provide the consulting and other services to the Company as described on Schedule 1, attached hereto and made a part hereof (the “Services”). Consultant shall keep the Company advised of the progress of the Services and any work thereunder, and shall permit representatives of the Company to inspect from time to time the results of any of the Services that are susceptible to inspection. Consultant shall provide the Company with reports, specifications, drawings, models, and the like, as are appropriate to the nature of the Services, and shall keep detailed records of hours worked and cost of materials used, as well as other reasonable out-of-pocket expenses incurred, which such records the Company’s representatives may examine upon reasonable notice to Consultant. Consultant agrees to devote his best efforts to providing the Services, and to perform the Services in a professional, workmanlike manner and in compliance with all applicable laws, rules, and regulations, and any internal rules and policies of the Company of which Consultant has been provided notice.

Confidentiality. Consultant acknowledges that he may have access to Confidential and Proprietary Information (as defined below), including, but not limited to, information acquired by Consultant from the Company, or developed by Consultant in connection with performance of the Services. For purposes of this Agreement “Confidential and Proprietary Information” means all non-public information about the Company, its parent and any of their subsidiaries and affiliates, or their respective businesses, clients and licensees, including, but not limited to, information or data relating to the products, concepts, systems, or data developed pursuant to the performance of the Services, including existing or planned products, concepts, systems, data, processes, formulas, techniques; know-how; research and development; the manner in which products are developed, evaluated, promoted, or manufactured; personnel information (including compensation); the identity of clients or licensees; pricing information; information concerning the creation, acquisition or disposition of products; business plans, finances, costs, profits, markets, software, inventions, operational methods, technical matters; and any other technical and/or business information or trade secrets, or information received from others that the Company is obligated to treat as confidential. Consultant shall at all times during Consultant’s engagement with the Company and at all times thereafter, maintain all Confidential and Proprietary Information as strictly confidential and shall not disclose it to any third party without the prior written consent of the Company and shall, in no event, use it for Consultant’s own benefit or for any purpose other than for the performance of the Services and Consultant’s other obligations under this Agreement. Consultant shall immediately notify the Company upon discovery of any unauthorized use or disclosure of Confidential and Proprietary Information, and shall cooperate with the Company to regain possession of the Confidential and Proprietary Information and prevent its unauthorized use.

1751 River Run, Suite 400, Fort Worth, TX 76107

Phone: (847) 986 - 4190

Ownership of Intellectual Property.

Any and all inventions, improvements, concepts, methods, processes, techniques and ideas, copyrights and copyrightable works, including reports, specifications, drawings, models, data, and the like, and other intellectual property, in each case made, developed or conceived by Consultant in connection with or during the performance of the Services (collectively, “Work Product”) shall be the property of and owned solely and exclusively by the Company, and any copyrightable works included in the Work Product shall be considered a “work made for hire” owned by the Company to the fullest extent permitted by law. Consultant shall, and hereby does, irrevocably assign, without further consideration, all right, title and interest throughout the universe in any and all Work Product to the Company, any and all copyrights and other intellectual property rights therein, whether registered or unregistered, and in and to any renewals and extensions thereof, all rights of reversion and termination, and all works based upon, derived from, or incorporating any Work Product, and in and to all causes of action (either in law or in equity) and the right to sue, counterclaim, and recover, for past, present, or future infringement of the rights assigned to the Company under this Agreement. Without limiting the foregoing, the rights hereby assigned by Consultant in the Work Product include all rights in tangible embodiments of any Work Product, the right to secure patents or copyright registration therefor anywhere in the world, in Consultant’s name or otherwise, and the right to use, publish, license, exploit, sell, create derivative works of or otherwise dispose of any Work Product in the sole discretion of the Company. Consultant waives all rights of attribution or moral rights with respect to any Work Product.

Consultant, without charge to the Company (other than reasonable charges for time and out-of-pocket expenses in the event this Agreement shall have terminated), shall execute, acknowledge, and deliver to the Company all further papers, including applications for patents and copyrights, and shall take all further actions, as the Company may reasonably request to enable the Company to register, publish, record, protect, defend, or enforce or assert its rights in any Work Product worldwide and to vest title to such Work Product in the Company or its nominees, their successors or assigns. Consultant shall render assistance as the Company may reasonably require (at the Company’s expense for Consultant’s reasonable time and out-of-pocket expenses) in any proceeding or litigation involving any Work Product. Consultant, as part of the Services, shall keep written notebook records of his work, properly witnessed for use as invention records, which records shall be included as part of the Work Product, and Consultant shall submit such records to the Company when requested or at the termination of the applicable work. Consultant hereby appoints the Company as its attorney-in-fact authorized to execute any documents in the event that Consultant fails to execute the same pursuant to this Section 3(b) within thirty (30) days following the Company’s request to do so, or within such other reasonable time as the Company may request and as may be necessitated by the circumstances then in place (it being understood that such appointment is a power coupled with an interest and therefore irrevocable) with full power of substitution and delegation.

Actuate Therapeutics, Inc.	1751 River Run, Suite 400	Fort Worth, TX 76107

Any work and the results of any work performed by Consultant in connection with this Agreement shall not be published in written or oral form without the prior written consent of the Company, which may be withheld by the Company for any reason in its sole and exclusive discretion. When publication of results is sought by Consultant, Consultant shall submit to the Company for written approval the material sought to be published or a draft of such proposed oral presentation. The Company shall notify Consultant of its approval or disapproval within thirty (30) days of the Company’s receipt thereof, except that, in the case of abstracts or oral presentations, the Company will in good faith attempt to provide such approval or disapproval in a shorter time period. In addition to the right to approve or disapprove such publication, the Company shall have the right to delete any Confidential and Proprietary Information or any other information derived from experimental research. Any changes made by Consultant to material or presentations previously approved by the Company shall be resubmitted to the Company for its prior written approval in accordance with the terms of this Section 3(c).

Work Only by Consultant. No individuals or entities other than Consultant shall undertake any work in connection with this Agreement, except as may be approved by the Company in writing in advance. Each such person or entity approved by the Company also shall, for the benefit of the Company, execute an agreement reasonably acceptable to the Company and containing provisions of the character and scope of Sections 2 and 3.

Term; Termination. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue for a period of one (1) year unless earlier terminated by the Company or Consultant pursuant to this Section 5. The Company reserves the right at any time and for any reason, immediately upon written notice to Consultant, to discontinue any work upon which Consultant shall have been engaged for the Company and any of the Services (or portion of the Services), or to terminate this Agreement, provided that if Consultant is not in breach of this Agreement at the time of such discontinuance or termination, then the Company shall be obligated to pay Consultant only for the Services (or portion of the Services) performed by Consultant, and cost of materials for which Consultant has become obligated in connection with the discontinued Services, up to the date of such discontinuance or termination. This Agreement shall continue in full force and effect with respect to any work or Services (or portion thereof) not discontinued by the Company. Consultant may not terminate this Agreement or otherwise discontinue any of the Services except upon thirty (30) days prior written notice to the Company or immediately upon the occurrence of a material breach by the Company which has not been cured within thirty (30) days after written notice to the Company of such breach. Upon completion or discontinuance of any work or Services, Consultant shall deliver to the Company all Work Product (or all Work Product with respect to such work or Services that were discontinued) that then exists. Upon completion or discontinuance of any work or Services, Consultant shall return to the Company any property or material belonging to the Company, including, but not limited to, any material containing Confidential and Proprietary Information, and any tangible embodiments thereof, in Consultant’s possession or control.

Actuate Therapeutics, Inc.	1751 River Run, Suite 400	Fort Worth, TX 76107

Non-Competition. At all times during Consultant’s engagement with the Company and for a period of one (1) year thereafter, Consultant shall not, directly or indirectly (and whether or not for compensation), perform any services for a third party (whether as an employee, consultant, or otherwise) related to the manufacture, sale, development, evaluation and/or promotion of any product related to GSK-3β, including with respect to any such product under development or commercialization for treatment of advanced solid tumors or neurodegenerative diseases, without the Company’s prior written consent which may be withheld for any reason in the Company’s sole and exclusive discretion. Consultant agrees that the restrictions imposed under this Section 6 are fair and reasonable. To the extent any portion of this Section 6 is held invalid or unenforceable, it shall be construed by limiting or reducing such Section so as to be enforceable to the extent compatible with applicable law.

Consulting Fee. In consideration of the Services to be performed by Consultant hereunder, the Company shall pay Consultant an amount equal to $20,000 per month (the “Service Fee”). In exchange for the Service Fee, Consultant shall devote at least 20 hours per week to performance of the Services. The Company shall also reimburse Consultant for his reasonable out-of-pocket expenses incurred directly at the request of the Company in accordance with the Company’s policies in effect at the time such expenses are incurred; provided that, Consultant obtains the Company’s prior written approval of such expenses and provides reasonable documentation to the Company of all such expenses. All Service Fees shall be payable in arrears on the last business day of each month during the Term.

Consultant’s Representations and Additional Obligations. Consultant represents that he is not an employee of any third party, including any university, and is available to do consulting on his own account, and he does not have an obligation, whether express or implied, to any third party, that would interfere, hamper or limit his ability to comply with his obligations under this Agreement or to render any of the Services. Consultant represents that Consultant does not have any agreement, duty, commitment or responsibility or obligation of any kind or nature whatsoever with any third party which would conflict in any manner whatsoever with any of Consultant’s duties, obligations or responsibilities to the Company pursuant to this Agreement or which could interfere with Consultant’s performance under this Agreement or providing the Services, including, without limitation, any provisions of any agreement which may still be in effect: (a) to keep in confidence any proprietary information Consultant acquired in confidence prior to Consultant’s engagement with the Company; (b) to refrain from competitive engagement or conduct; and/or (c) which would otherwise have a bearing on Consultant’s engagement with the Company or providing the Services. In conducting other activities, Consultant will not take a position or represent interests that conflict with the Company’s interest during the Term.

Non-Assignment by Consultant. This Agreement is for personal services and Consultant shall not assign this Agreement or any part thereof without the Company’s prior written approval, which may be withheld for any reason in the Company’s sole and exclusive discretion, and any such attempted assignment shall be null and void. The Company may, without Consultant’s consent, assign this Agreement including all rights and obligations hereunder at any time to any of its affiliates, or to any entity in a merger, consolidation, or reorganization, or that acquires substantially all of the Company’s assets to which this Agreement relates. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns.

Actuate Therapeutics, Inc.	1751 River Run, Suite 400	Fort Worth, TX 76107

Independent Contractor Status. The parties acknowledge and agree that Consultant is an independent contractor and not the agent, employee, joint venturer, or partner of the Company. Consultant shall be solely responsible for determining the method, manner and means of rendering the Services. Consultant shall be solely responsible for the payment, when applicable, of any licenses, taxes, or any other costs, including, but no limited to, withholding and income taxes, associated with Consultant’s performance of the Services. Consultant agrees that Consultant will not be entitled under this Agreement or otherwise to participate in any benefit plans that the Company or its affiliates sponsor for their employees.

Non-Infringement Representations; Indemnification. It is the Company’s policy to respect competitors’ trade secrets and other intellectual property rights and to comply with all relevant state and federal laws regarding trade secrets and other intellectual property. Consultant represents that it does not, and will not in the performance of the Services and its obligations under this Agreement, employ any information-gathering methods that violate state or federal laws governing trade secrets or that will use any confidential or proprietary information of any third party, and that the performance of the Services and the Work Product (and all portions thereof) will not infringe or otherwise violate the intellectual property rights of any third party. Consultant further represents that Consultant will not seek to learn, and that it will not disclose to the Company, any third party trade secrets or confidential or proprietary information in the performance of the Services and its obligations under this Agreement. Consultant shall indemnify and hold harmless the Company, and its affiliates, directors, officers, managers, employees, and agents, against any and all losses, expenses, damages, liabilities, and claims, arising out of or resulting from (i) Consultant’s violation of state or federal laws regarding trade secrets, (ii) any third party claims that the performance of the Services or the Work Product (or portion thereof) infringes or otherwise violates the intellectual property or other rights of such third parties, (iii) Consultant’s gross negligence or willful misconduct; (iv) Consultant’s breach of any of the provisions of this Agreement; or (v) Consultant’s failure to make any of the payments required under Section 10 hereof.

Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement shall be resolved by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining (available at www.adr.org), except where those rules conflict with this Section 12, in which case the terms of this Section 12 shall control. Any court with competent jurisdiction shall enforce the terms of this Section 12 and enter judgment on any award. The arbitrator shall be selected within twenty business days from commencement of the arbitration from the AAA’s National Roster of Arbitrators pursuant to mutual written agreement or through selection procedures administered by the AAA. Within 45 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures, including limits on discovery, assuring that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrator or, failing agreement, procedures meeting such time limits will be designed by the AAA and adhered to by the parties. The arbitration shall be held in Chicago, Illinois and the arbitrator shall apply the substantive law of Delaware, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Notwithstanding anything to the contrary herein, prior to commencement or during the pendency of arbitration, in addition to any and all other remedies of law and consequences under this Agreement, any party may seek injunctive relief against the other from any court of competent jurisdiction for breach of this Agreement or in aid of arbitration. THE PARTIES HERETO WAIVE ANY RIGHTS TO PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES, OR ATTORNEYS’ FEES OR COSTS FROM THE OTHER PARTY HERETO.

Actuate Therapeutics, Inc.	1751 River Run, Suite 400	Fort Worth, TX 76107

Governing Law. Except as provided in Section 12, the validity and interpretation of this Agreement and the legal relations of the parties to it shall be governed by the laws of the State of Delaware, without regard to its conflict of law provisions.

Miscellaneous. This Agreement (and any schedules or exhibits hereto) contains the entire agreement between the parties and supersedes all preexisting agreements between the parties respecting the subject matter hereof. Modification of this Agreement shall only be effective if made in writing and signed by both parties. No waiver by either party of any breach shall be deemed to be a waiver of a prior or subsequent breach of the same or other provisions of this Agreement. If any term, clause or provision hereof is held invalid or unenforceable, such invalidity shall not affect the validity or operation of any other term, clause or provision, and such invalid term, clause or provision shall be deemed severed from this Agreement. All notices, consents, and communications required or permitted under this Agreement shall be delivered, if to Consultant, to the address set forth on the first page of this Agreement, and, if to the Company, to Actuate Therapeutics, Inc., 1751 River Run, Suite 400, Fort Worth, TX 76107. Such addresses may be changed from time to time upon written notice to the other party. Unless otherwise specified in this Agreement, any consent or approval of a party required hereunder may be given or withheld in such party’s sole discretion. For purposes of this Agreement, “including” shall mean “including without limitation” and “hereunder,” “hereof” and words of similar import shall mean this Agreement in its entirety. Section headings are only for convenience and shall not affect the interpretation of this Agreement. Consultant agrees that he has had the opportunity to consult with legal counsel with respect to this Agreement and the interpretation of any terms hereof shall not be construed against the drafter. This Agreement may be executed in counterparts, each of which shall be deemed an original but which shall together constitute one and the same instrument binding on the parties.

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[signatures on next page]

Actuate Therapeutics, Inc.	1751 River Run, Suite 400	Fort Worth, TX 76107

This Agreement is signed below in duplicate on the dates set forth below by an authorized representative for the Company, and by Consultant.

CONSULTANT	ACTUATE THERAPEUTICS, INC.

/s/ Paul Lytle	By:	/s/ Daniel Schmitt
Daniel Schmitt
Chief Executive Officer

Date:	02 / 17 / 2024	Date:	02 / 17 / 2024

Actuate Therapeutics, Inc.	1751 River Run, Suite 400	Fort Worth, TX 76107

Schedule 1

Services

•	Assistance with respect to new securities offerings
•	Support with respect to the negotiation and execution of financing documents
•	Performance of all accounting functions, including quarterly reviews, annual audits, internal controls over month end close
•	Performance of financial reporting, including as required pursuant to SEC rules and regulations
•	Support to the Company’s Chief Executive and Chief Operating Officer consistent with that provided by a full time Chief Financial Officer

Actuate Therapeutics, Inc.	1751 River Run, Suite 400	Fort Worth, TX 76107

[Signature Page to First Amendment to Consulting Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the date set forth above.

CONSULTANT	ACTUATE THERAPEUTICS, INC.

/s/ Paul Lytle	By:	/s/ Daniel M. Schmitt
Paul Lytle	Name:	Daniel M. Schmitt
	Title:	Chief Executive Officer